Registration Number 33-__________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                          JACK HENRY & ASSOCIATES, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware

                                                 43-1128385
(State or other jurisdiction of               (I.R.S. Employer)
incorporation or organization)               Identification No.)

                        663 West Highway 60, P.O. Box 807
                             Monett, Missouri  65708
                                 (417) 235-6652
     (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)


       Jack Henry & Associates, Inc. 1995 Non-Qualified Stock Option Plan
                            (Full title of the plan)


       Michael E. Henry, Chairman of the Board and Chief Executive Officer
                          JACK HENRY & ASSOCIATES, INC.
                          663 Highway 60, P.O. Box 807,
                             Monett, Missouri  65708
                                 (417) 235-6652
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                                   Copies to:
   Robert T. Schendel, Esq.            Mr. Terry W. Thompson
Shughart, Thomson & Kilroy, P.C.      Chief Financial Officer
    Twelve Wyandotte Plaza         Jack Henry & Associates, Inc.
120 West 12th Street, Suite 1800 663 West Highway 60, P.O. Box 807
 Kansas City, Missouri  64105          Monett, Missouri 65708

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                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED                  PROPOSED
                                           AMOUNT                   MAXIMUM                   MAXIMUM
       TITLE OF SECURITIES                  TO BE                OFFERING PRICE              AGGREGATE                 AMOUNT OF
         TO BE REGISTERED                REGISTERED              PER SHARE (1)           OFFERING PRICE(1)         REGISTRATION FEE
 Common Stock,
   $.01 par value . . . . . . .        200,000 shares               $24.625                  $4,925,000                $1,698.28

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(1)            Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of the Registrant's common stock on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") on December 15, 1995.



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                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Certain Documents by Reference.

     The following documents are incorporated by reference in the registration statement:

     a.        The registrant's latest annual report on Form 10-K.

     b. All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

     c. The description of the registrant's Common Stock which is contained in the registrant's registration statements filed under
               Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such descriptions.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations. Article Eleventh of the registrant's Certificate of Incorporation (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

     The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

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Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


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     (d)  Insofar as indemnification for liabilities arising under the
          Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monett, State of Missouri, on December 19, 1995.

                              JACK HENRY & ASSOCIATES, INC.,
                              Registrant



                              By   /s/ Michael E. Henry
                                  Michael E. Henry, Chairman of the Board



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     The undersigned directors and officers of Jack Henry & Associates, Inc. each hereby constitute Michael E. Henry and Michael R. Wallace, and each of them, as our true and lawful attorneys with full power to sign any and all amendments to this Registration Statement in our names and in the capacities indicated below to enable Jack Henry & Associates, Inc. to comply with the requirements of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, on any and all amendments to this Registration Statement.


SIGNATURE AND NAME       CAPACITY                      DATE




/s/ Michael E. Henry     Chairman of the Board, Chief            December 21,
1995
Michael E. Henry         Executive Officer and Director


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/s/ Michael R. Wallace   President, Chief Operating Officer December 21, 1995
Michael R. Wallace       and Director




/s/ Terry W. Thompson    Vice President, Treasurer and Chief December 21, 1995
Terry W. Thompson        Financial Officer (Principal Accounting
                         Officer)


     (e)SIGNATURE AND NAME         CAPACITY                      DATE



/s/ John W. Henry        Vice Chairman, Senior Vice    December 21, 1995
John W. Henry            President and Director



/s/ Jerry D. Hall        Executive Vice President      December 21, 1995
Jerry D. Hall            and Director



/s/ James J. Ellis       Director                      December 21, 1995
James J. Ellis



/s/ Burton O. George     Director                      December 21, 1995
Burton O. George



/s/ George R. Curry      Director                      December 21, 1995
George R. Curry



/s/ William W. Caraway   Senior Vice President and Director December 21, 1995
William W. Caraway



                                  EXHIBIT INDEX



          Exhibit
          Number    Exhibit                                 Page

             5      Opinion of Shughart Thomson & Kilroy           7

            24.1    Consent of Shughart Thomson & Kilroy           7
                    (contained in Exhibit 5)

            24.2    Consent of Baird, Kurtz & Dobson               8






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                            Exhibit 5, 24.1








                                                             December 18, 1995



Jack Henry & Associates, Inc.
663 West Highway 60
P.O. Box 807
Monett, Missouri  65708

     RE:  OPINION RE LEGALITY
          1995 NON-QUALIFIED STOCK OPTION PLAN SHARES

Gentlemen:

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement on Form S-8 (the Registration Statement ), to be filed by Jack Henry & Associates, Inc. (the Company ) with respect to 200,000 shares of the Company common stock, $.01 par value (the Common Stock ), issuable upon the exercise of options granted or to be granted under the Company s 1995 Non-Qualified Stock Option Plan (the NSOP ).

     On the basis of our review of the Company s Certificate of incorporation and Bylaws and such other documents and information as we deemed necessary in order to render this Opinion, it is our opinion that the shares of Common Stock included in the Registration Statement and issuable under the NSOP, when issued in accordance therewith, will be legally issued, fully paid and nonassessable.

                                   Yours very truly,

                                   SHUGHART THOMSON & KILROY, P.C.


                                   By:  /s/ Robert T. Schendel
RTS:jh


















































                                  Exhibit 24.2




                       Consent of Independent Accountants




Board of Directors
Jack Henry & Associates, Inc.


     We consent to incorporation by reference in the Registration Statements on Form S-8 for the Non-Qualified Stock Option Plan of JACK HENRY & ASSOCIATES, INC, of our report dated August 11, 1995, relating to the consolidated balance sheet of JACK HENRY & ASSOCIATES, INC. AND SUBSIDIARIES as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years then ended, which report appears in the June 30, 1995 annual report on Form 10-K of JACK HENRY & ASSOCIATES, INC.



                            /s/ Baird, Kurtz & Dobson

                              Baird, Kurtz & Dobson



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Joplin, Missouri
December 19, 1995































































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